EXHIBIT 99

FOR IMMEDIATE RELEASE
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Contact:    Dennis E. Nixon                           Kent Kahle
            Chairman and CEO                          Managing Director
            International Bancshares Corporation      GulfStar Group, Inc.
            (956) 722-7611                            (713) 300-2015

                                                      Brian Dwyer
                                                      KGBrickman, Inc.
                                                      (210) 826-8899

INTERNATIONAL BANCSHARES CORPORATION ACQUIRES A CONTROLLING INTEREST IN AN INVESTMENT BANKING FIRM

(October 3, 2000) LAREDO, Texas - International Bancshares Corporation (IBC) has acquired a controlling interest in GulfStar Group, a Houston-based investment banking firm serving middle-market corporations primarily in Texas.

      "THIS INVESTMENT is an excellent fit with our strategy to expand IBC's capabilities in serving our commercial and private banking customers," said Dennis E. Nixon, Chairman and CEO of IBC. "This move also provides IBC with an opportunity to generate fee income from GulfStar's agency business and investment income from their merchant banking activities, AND GIVES IBC AN OPPORTUNITY TO NETWORK WITH SANDLER O'NEILL AND PARTNERS, L.P., A NEW YORK-BASED INVESTMENT BANKING FIRM IN WHICH IBC OWNS AN INTEREST."

      GulfStar Group has completed more than 250 transactions since it was founded in 1990. The firm's 19 employees provide institutional private placements of equity and debt, merger and acquisition services, general financial advice, litigation support and merchant banking services to private companies in various industries.

      "We are delighted to affiliate with IBC and believe that together we can provide a more complete offering of services to our middle-market clients," said Kent Kahle, a Managing Director of GulfStar. "This transaction expands our geographic market and provides us with greater capital resources to take advantage of investment opportunities."

      IBC's acquisition of GulfStar was initiated by San Antonio-based Ehrenberg Chesler Investment Bankers, which acted as financial adviser to IBC.

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      "IBC intends to operate GulfStar independently," said Nixon. "GulfStar's eight principals continue to have a sizeable ownership in the firm and are expected to play a key role with our capital in expanding GulfStar's business in the future. We are extremely pleased that IBC has affiliated with the leading middle-market investment banking firm in Texas."

      International Bancshares Corporation (NASDAQ-IBOC) is a multi-bank holding company with $5.6 billion in assets. Headquartered in Laredo, Texas, IBC has more than 90 facilities serving 28 communities in South and Southeast Texas. Founded in 1979, IBC has focused on providing commercial financial services to small and medium-sized businesses in Texas and internationally, primarily in Mexico.
        "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

        Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM

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